UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2019

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc.

111 Robert-Bourassa Blvd., Suite 5000

Montreal, Quebec, Canada H3C 2M1

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.001 per share	RFP	New York Stock Exchange Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 14, 2019, Resolute Forest Products Inc. (the “Company”), and Resolute FP US Inc. (collectively with the Company, the “U.S. Borrowers”), Resolute FP Canada Inc. (the “Canadian Borrower” and together with the U.S. Borrowers, collectively, the “Borrowers”) entered into a Second Amendment to the Credit Agreement dated May 22, 2015, which we refer to as the “Amended credit agreement”, with certain lenders and Bank of America, N.A., as U.S. administrative agent and collateral agent (the “U.S. agent”), and Bank of America, N.A. (through its Canada branch) as the Canadian administrative agent (together with the U.S. agent, the “Agent”). The following summary of the material terms of the Amended credit agreement is qualified in its entirety by reference to the actual Amended credit agreement attached to this current report as Exhibit 10.1 and incorporated herein by reference.

General. The Amended credit agreement provides for an extension of the maturity date to May 14, 2024 of the senior secured asset-based revolving credit facility with an aggregate lender commitment of up to $500 million at any time outstanding, representing a voluntarily reduction by the Company of $100 million of the lenders’ commitment. The $500 million facility continues to include a $60 million swingline sub-facility and a $200 million letter of credit sub-facility. The facility now features a $300 million tranche available to the U.S. Borrowers and the Canadian Borrower (the “Canadian Sub-facility”), instead of a $450 million tranche under the original credit agreement, and a $200 million tranche available solely to the U.S. Borrowers (the “U.S. Sub-facility”), instead of a $150 million tranche in the original credit agreement, in each case subject to the borrowing base availability of those Borrowers. The Amended credit agreement continues to allow the Borrowers to periodically reallocate all or a portion of the commitments under the U.S. Sub-facility or the Canadian Sub-facility to the other sub-facility, subject to the consent of each lender whose commitment is being reallocated. In addition, the Company may convert up to $50 million of the commitments under either the U.S. Sub-facility or the Canadian Sub-facility to a first-in last-out facility (“FILO Facility”), subject to the consent of each converting lender.

The Amended credit agreement also continues to provide for an uncommitted ability to increase the revolving credit facility by up to $500 million, subject to certain terms and conditions set forth in the Amended credit agreement. The Amended credit agreement provides that the terms and conditions of any such increased commitment (including interest rate and commitment fees) will be identical to the terms and conditions of the original commitments.

Use of Proceeds. As of May 14, 2019, the Borrowers have no outstanding revolving loans and approximately $51 million outstanding undrawn letters of credit under the facility. In accordance with its stated purpose, the proceeds of the facility can be used by the Company for, among other things, financing the working capital needs and for general corporate purposes of the Borrowers and their subsidiaries.

Borrowing Base. Revolving loan (and letter of credit) availability under the facility is subject to a borrowing base, which at any time is equal to (a) for U.S. Borrowers, the sum of (i) 85% of eligible accounts receivable of the U.S. Borrowers and U.S. Guarantors (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory of the U.S. Borrowers and U.S. Guarantors or (B) 85% of the net orderly liquidation value of eligible inventory of the U.S. Borrowers and U.S. Guarantors, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the Agent; and (b) for the Canadian Borrower, the sum of (i) 85% of eligible accounts receivable of the Canadian Borrower and Canadian Guarantors (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory of the Canadian Borrower and Canadian Guarantors or (B) 85% of the net orderly liquidation value of eligible inventory of the Canadian Borrower and Canadian Guarantors, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the Agent, plus (iv) any unused portion of the U.S. borrowing base. Each borrowing base described above is subject to customary reserves and eligibility criteria, and the Agent maintains the authority to establish or modify standards of eligibility and reserves in the exercise of its reasonable discretion. The Amended credit agreement includes reserves that reduce the borrowing base, including: (i) a reserve commencing March 16, 2023 for the outstanding principal amount due under the 2023 Senior Notes issued on May 8, 2013; and (ii) a reserve for the outstanding principal amount due under the Credit Agreement dated September 7, 2016 commencing 60 days before its maturity.

Guarantees. The obligations of each of the U.S. Borrowers under the Amended credit agreement continue to be guaranteed by the other U.S. Borrower and certain U.S. subsidiaries of the Company, whom we refer to as “U.S. Guarantors”, and are secured by first priority liens on and security interests in accounts receivable, inventory and related assets of the U.S. Borrowers and the U.S. Guarantors. The obligations of the Canadian Borrower under the Amended credit agreement continue to be guaranteed by each of the other Borrowers, the U.S. Guarantors and certain Canadian subsidiaries of the Company, or the “Canadian Guarantors”, and, together with the U.S. Guarantors, the “Guarantors”, and continue to be secured by first priority liens on and security interests in accounts receivable, inventory and related assets of the Borrowers and the Guarantors.

Interest. Borrowings under the Amended credit agreement bear interest at a rate equal to, at the Borrower’s option, the base rate, the Canadian prime rate or LIBOR, in each case plus an applicable margin. The base rate under the Amended credit agreement equals the greater of (i) the Agent’s prime rate, (ii) the Federal Funds rate plus 0.5%, or (iii) LIBOR for a one month interest period plus 1.0%. The applicable margin ranges between 0.00% and 0.50% with respect to the base rate and Canadian prime rate borrowings and between 1.00% and 1.50% with respect to LIBOR borrowings and is adjusted quarterly based on the average availability under the credit facility and whether the Company is in compliance with a leverage ratio of 1.75:1.00. The initial applicable margin is 0.00% with respect to the base rate and Canadian prime rate borrowings and 1.00% with respect to LIBOR borrowings.

The Amended credit agreement also contains provisions for an expedited amendment procedure for replacing LIBOR if LIBOR quotes are no longer available.

Maturity. May 14, 2024.

Fees. In addition to paying interest on outstanding principal under the facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments equal to 0.30% per annum initially. The Borrowers are required to pay a fee equal to 0.30% per annum when unutilized commitments under the facility are greater than or equal to 65% of the total commitments, and 0.25% per annum when unutilized commitments of the facility are less than 65% of the total commitments. The Borrowers must also pay a fee on outstanding letters of credit under the facility at a rate equal to the applicable margin in respect of LIBOR plus a fronting fee of 0.125% and certain administrative fees.

Voluntary Prepayments and Commitment Reductions. The Borrowers are able to voluntarily repay outstanding loans and reduce unused commitments, in each case, in whole or in part, at any time without premium or penalty, subject to customary breakage fees for LIBOR loan repayments that occur on a date other than the last day of an interest period; provided, however, that if any of the commitments are ever converted into a FILO Facility no loans under the FILO Facility can be repaid unless all other loans under the Amended credit agreement are repaid first.

Mandatory Prepayments. The Borrowers are required to repay outstanding loans anytime the outstanding loans exceed the maximum availability then in effect. In addition, if certain events of default occur or adjusted availability falls below certain thresholds, the funds deposited in certain any depository accounts of each Borrower and Guarantor will be swept on a daily basis and applied to the repayment of amounts due under the facility.

Covenants/Events of Defaults. The Amended credit agreement maintains customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness by the Company and its subsidiaries; (iii) restrictions on the existence or incurrence of liens by the Company and its subsidiaries; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on the Company and certain of its subsidiaries making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; (vii) restrictions on transactions with affiliates; (viii) restrictions on amendments or modifications to the Canadian pension and benefit plans; (ix) restrictions on modifications to material indebtedness; and (x) a springing requirement for the Company to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0, which is triggered anytime adjusted availability under the facility falls below the greater of $45 million or 10% of the maximum available borrowing amount for two consecutive business days. The consolidated fixed charge coverage ratio is the ratio of (a) consolidated EBITDA less certain capital expenditures and less cash taxes paid, to (b) consolidated fixed charges, as determined under the Amended credit agreement.

Subject to customary grace periods and notice requirements, the Amended credit agreement also contains certain customary events of default, including: (i) failure to make required payments; (ii) material inaccuracy of representations and warranties; (iii) failure to comply with certain agreements or covenants; (iv) defaults under certain other indebtedness; (v) certain events of bankruptcy and insolvency; (vi) existence of outstanding material judgments; (vii) the occurrence of certain material ERISA events; (viii) certain events relating to Canadian pension plans; (ix) invalidity of the loan documents; and (x) the occurrence of a change in control, as defined therein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Second Amendment to the Credit Agreement, dated as of May 14, 2019, among Resolute Forest Products Inc., Resolute FP Canada Inc., certain other subsidiaries of Resolute Forest Products Inc. as borrowers or guarantors, various lenders, Bank of America, N.A., as U.S. Administrative Agent and Collateral Agent, and Bank of America, N.A. (through its Canada branch), as Canadian Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: May 17, 2019	By:	/s/ Jacques P. Vachon
		Name:	Jacques P. Vachon
		Title:	Senior Vice President and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, dated as of May 14, 2019, among Resolute Forest Products Inc., Resolute FP Canada Inc., certain of the subsidiaries of Resolute Forest Products Inc. as borrowers or guarantors, various lenders, Bank of America, N.A., as U.S. Administrative Agent and Collateral Agent, and Bank of America, N.A. (through its Canada branch), as Canadian Administrative Agent